For further information contact:
Richard C. Jensen
Chairman and CEO
The PrivateBank-St. Louis
314-301-2200
For immediate release:

The PrivateBank-St. Louis to Open Second Location
Office to be Located in Chesterfield

St. Louis, MO, August 23, 2005 - The Private Bank - St. Louis, a unit of PrivateBancorp, Inc. (NASDAQ:PVTB), today announced that it has signed a lease to occupy 8,000 square feet and open its second St. Louis area office at 500 Chesterfield Parkway, across from the Chesterfield Mall. The Bank expects to occupy the Chesterfield location before the end of the first quarter, 2006.

“With over 8,000 high income households within five miles, the planned Chesterfield office is a natural expansion site for our Bank,” said Richard C. Jensen, Chairman and CEO, The PrivateBank-St. Louis. “Furthermore, the presence of six thousand businesses within a five mile radius presents a fertile opportunity to expand our unique brand of private banking across St. Louis County.”

The full service office will offer private and commercial banking services, trust and wealth management services as well as drive-in tellers, an ATM and safe deposit services. The office will be located on the main floor of a 40,000 square foot, glass three-story office building. The Bank will have exterior signage on both the top north and top west sides of the building, facing I-64.

The Bank’s St. Louis headquarters office is located at 1401 South Brentwood.

Arcturis, Inc. has been selected to provide design and architectural services. Sachs Properties owns and manages the building.

The Private Bank - St. Louis is a unit of the PrivateBancorp, Inc. which was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely held businesses and commercial real estate investors. The Company uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Utilizing a team of highly qualified managing directors, The PrivateBank tailors products and services to meet each client’s needs in personal and commercial banking services and wealth management services. The Company, which had assets of $3.2 billion as of June 30, 2005, currently has banking offices in downtown Chicago, Chicago’s Gold Coast, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois; in Bloomfield Hills, Rochester and Grosse Pointe, Michigan; in St. Louis, Missouri; and in Milwaukee, Wisconsin.

Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at http://www.pvtb.com.